Exhibit 99.2

Press Release

FOR IMMEDIATE RELEASE	Contact: Lynda L. Glass
717.339.5085

ACNB CORPORATION HOLDS

2012 ANNUAL MEETING OF SHAREHOLDERS

GETTYSBURG, PA, May 3—The 2012 Annual Meeting of Shareholders of ACNB Corporation, headquartered in Gettysburg, PA, was held on Tuesday, May 1, at the ACNB Corporation Operations Center, 100 V-Twin Drive, Gettysburg, PA, at 1:00 p.m.  The business matters resolved at the Annual Meeting included four proposals related to the fixing of the number of directors and the number in each class of directors; election of Class 1, Class 2 and Class 3 directors; one advisory proposal related to a vote on executive compensation; and, ratification of the Corporation’s independent auditors.

The first proposal fixed the number of directors of the Corporation at fourteen; the second proposal fixed the number of Class 1 Directors at six; the third proposal fixed the number of Class 2 Directors at four; and, the fourth proposal fixed the number of Class 3 Directors at four.  All four of these proposals were approved by the ACNB Corporation shareholders.

The election of directors followed.  The shareholders reelected Jennifer L. Weaver as a Class 1 Director for a one-year term expiring in 2013 and David L. Sites, Alan J. Stock and Harry L. Wheeler as Class 2 Directors for a three-year term expiring in 2015.  All were previously members of the Board of Directors of ACNB Corporation.  Each member of the Corporation’s Board also serves on the Board of Directors for the Corporation’s banking subsidiary, ACNB Bank.

In addition, the shareholders elected two new members of the Board of Directors of ACNB Corporation—Donna M. Newell to serve as a Class 2 Director for a three-year term expiring in 2015 and Scott L. Kelley to serve as a Class 3 Director for a two-year term expiring in 2014.

Ms. Newell is Senior Engineer and President of NTM Engineering, Inc., located in Dillsburg, PA, a

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civil engineering firm of which she is one of the founders.  She has more than 15 years of experience in civil engineering, with a specialization in hydrology and hydraulics.  In addition, along with her consulting engineering experience, Ms. Newell teaches collegiate level courses and professional development seminars on topics related to water resources.  She earned a bachelor of science degree in civil engineering, as well as a master of science degree in environmental engineering, from Pennsylvania State University.

Mr. Kelley is an attorney and President of Stonesifer and Kelley, P.C., a law firm in Hanover, PA.  He has practiced law for over 30 years, concentrating on the areas of business, corporate, agriculture and estate law.  Mr. Kelley earned a bachelor of science degree in business management from Pennsylvania State University, a juris doctorate from Pennsylvania State University Dickinson School of Law, and a masters of business administration from Johns Hopkins University in Baltimore, MD.

The advisory proposal, which is non-binding, included approval by the shareholders of ACNB Corporation’s executive compensation.

The final proposal was ratification by the shareholders of ParenteBeard LLC as ACNB Corporation’s independent auditors for the fiscal year ending December 31, 2012.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace via a network of 19 retail banking offices located throughout Adams County, PA, as well as in Dillsburg, Hanover and Spring Grove, York County, PA, and in Newville, Cumberland County, PA.  In addition, the Bank operates loan offices in Hanover, York County, and Chambersburg, Franklin County, PA.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 36 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.

On March 31, 2012, total assets of ACNB Corporation were $1.0 billion.

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In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of new laws and regulations, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; ineffectiveness of the business strategy due to changes in current or future market conditions; the effects of economic deterioration on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; the inability to achieve acquisition-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and, deteriorating economic conditions. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

ACNB #2012-06

May 3, 2012